Securities & Exchange Commission,
Washington, D.C.

AUTHOR’S CONSENT

I, RICHARD T. HEARD, do hereby consent to the use in this registration statement of Paradigm Enterprises, Inc. on Form SB-2 of my Geological Report On The Golden Mineral Claim dated November 15, 2002, referenced in the prospectus, which is part of this Registration Statement. I hereby concur with the summary of the report contained in the registration statement. I also consent to the reference to me under the heading “Experts” in such registration statement and agree to the filing of this consent as an exhibit to the registration statement.

/s/    R.T. Heard, P. Eng.

R.T. Heard, P. Eng.
Halfmoon Bay, B.C.
August 05, 2003